Exhibit 15.3

KPMG Huazhen LLP 50th Floor, Plaza 66 1266 Nanjing West Road Shanghai 200040 China Telephone +86 (21) 2212 2888 Fax +86 (21) 6288 1889 Internet kpmg.com/cn	: 200040 +86 (21) 2212 2888 +86 (21) 6288 1889 kpmg.com/cn

Consent of Independent Auditor

The Board of Directors
 Qoros Automotive Co., Ltd.:

We consent to the incorporation by reference in the registration statement (No.333-201716) on Form S-8 of Kenon Holdings Ltd. of our report dated 27 March 2017, with respect to the consolidated statements of financial position of Qoros Automotive Co., Ltd. and its subsidiaries as of 31 December 2016 and 2015, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended 31 December 2016, which report appears in the 31 December 2016 annual report on Form 20-F of Kenon Holdings Ltd..

Shanghai, China

18 April 2017

KPMG Huazhen LLP, a People’s Republic of China partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

We are authorized to practise under the name of KPMG Huazhen LLP.